UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2011

AgFeed Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

744 Horizon Court, Suite 350 Grand Junction, CO	81506
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 245-9410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2011, the Board of Directors of AgFeed Industries, Inc. (the “Company”) appointed Bruce Ginn as a member of the Board of Directors of the Company with a term expiring at the 2011 annual meeting of stockholders.

Mr. Ginn was not appointed to the Company’s Board of Directors pursuant to any arrangement or understanding with any other person.

Mr. Ginn will be compensated for services as a director in the same form as other non-employee directors of the Company, including receipt of an annual retainer and eligibility to receive stock-based awards as may be approved from time to time by the Board of Directors of the Company. For further information on director compensation, see the description of the Company’s director compensation contained in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 14, 2011.

Mr. Ginn has also been appointed to serve on the special committee of the Board of Directors referenced in Item 8.01 below and will receive compensation of $10,000 per month in connection therewith.

Mr. Ginn is currently the Chief Executive Officer of, and directly or indirectly has an approximate 15% ownership interest in, Kansas City Sausage Company, LLC and directly or indirectly has an approximate 8% ownership interest in Pine Ridge Farms, LLC. The Company previously announced that it has entered into non-binding letters of intent to acquire Kansas City Sausage Company, LLC and Pine Ridge Farms, LLC.  These transactions are currently on hold pending the conclusion of the special committee’s investigation.

Item 8.01. Other Events.

On September 29, 2011, the Company issued a press release announcing that its Board of Directors has established a special committee to conduct an investigation into the accounting practices of its Chinese operations. The press release is attached hereto as Exhibit 99.1 and the first, second, third and sixth paragraphs of the press release are incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

Exhibit

99.1	Press Release, dated September 29, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Date: September 29, 2011	/s/ John A. Stadler
John A. Stadler
Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 29, 2011